EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference, in the Registration Statement on Form S-8 of Magic Software Enterprises Ltd. (the “Company”), relating to the registration of an additional 600,000 Ordinary Shares, par value NIS 0.1 per share, of the Company authorized for issuance under its 2000 Employee Stock Option Plan, of our report dated February 15, 2005 with respect to the consolidated financial statements of Magic Software Enterprises Ltd. and its subsidiaries included in its Annual Report on Form 20-F for the year ended December 31, 2004.

/s/ Kost Forer Gabbay & Kasierer

Tel-Aviv, Israel March 1, 2006	Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global